Exhibit 10.17

Execution version

June 29th, 2015

BETWEEN

TALEND SA

As Pledgor

AND

SQUARE 1 BANK

As Beneficiary

FIRST RANK ACCOUNTS PLEDGE AGREEMENT

(nantissement de soldes de comptes bancaires)

Lefévre Pelletier & Associés

MHT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	5

2.	FIRST RANKING PLEDGE	7

3.	SITUATION OF THE PARTIES PRIOR TO THE DATE OF BLOCKING NOTICE	7

4.	SITUATION OF THE PARTIES FOLLOWING THE DATE OF BLOCKING NOTICE	8

5.	RESTITUTION DATE	8

6.	ENFORCEMENT OF THE PLEDGE	8

7.	REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR	9

8.	COVENANTS	10

9.	INDEMNITY	11

10.	COSTS AND EXPENSES	11

11.	DELEGATION	12

12.	POWER OF ATTORNEY	12

13.	SUCCESSORS AND ASSIGNS	12

14.	TERM AND RELEASE	13

15.	MISCELLANEOUS	13

16.	NOTICES	14

17.	GOVERNING LAW - JURISDICTION	14

THIS ACCOUNTS PLEDGE AGREEMENT HAS BEEN ENTERED INTO ON JUNE 29TH, 2015 BETWEEN:

1.                                      TALEND SA, a société anonyme, with a share capital of EUR 1,775,886.20, incorporated under French laws, whose registered office is at 9 rue Pages, 92150 Suresnes, France, registered with the Nanterre Registry under number 484 175 252;

hereinafter referred to as the “Pledgor”.

AND

2.                                      SQUARE 1 BANK, a commercial bank incorporated under the laws of North Carolina, whose registered office is located at 406 Blackwell Street, Suite 240, Durham, North Carolina 27701, United States;

hereinafter referred to as the “Beneficiary” ,

The above-mentioned parties being hereafter named each a “Party”, or, together, the “Parties”.

WHEREAS:

A.                                    Within the framework of their activity, Talend, Inc. and Talend USA, Inc. (hereinafter jointly and severally the “Borrower”), contacted the Beneficiary to obtain a facility to refinance existing indebteness and to finance the Borrower’s working capital.

B.                                    Pursuant to a Loan and Security Agreement executed on May 29, 2015, the Beneficiary, as Lender, has agreed to make available to the Borrower, in amounts not exceeding fifteen millions US Dollars ($15,000,000) (hereinafter the “Loan Agreement”).

C.                                    Clause 8(b) of the Schedule to the Loan Agreement provides for the obligation for the Pledgor to grant to the Beneficiary a Continuing Guaranty as well as security over certain of its assets to secure the payment and performance of all of the Secured Obligations (as defined hereinafter).

D.                                    The Pledgor has undertaken to provide to the Beneficiary a first ranking pledge over its bank accounts, to the benefit of the Beneficiary, under the terms of this accounts pledge agreement (hereinafter the “Pledge Agreement”).

IT IS AGREED AS FOLLOWED:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               DEFINED TERMS

The following terms and expressions used in this Pledge Agreement and in the recitals of this Pledge Agreement shall, unless the context requires otherwise or otherwise mentioned in the Supplemental Agreement, have the following meanings:

“Accounts”	means the account(s) opened in the name of the Pledgor in the books of the Accounts Holder as identified in Schedule 1.

“Accounts Holder”	means the account holders as identified in Schedule 1 the list of Talend SA France’s banking account.

“Beneficiary”	means Square 1 bank and any of its assignees or successors.

“Blocking Notice”	has the meaning given to it in Article 3.2 below.

“Credit Balance”	means any and all sums from time to time standing to the credit of any Account or the total thereof.

“Date of Blocking Notice”	means the first Business Day (as defined in the Supplemental Agreement) following the date of receipt by the Accounts Holder of a Blocking Notice.

“Enforcement Date”	has the meaning given to it in Article 6.1 below.

“Event of Default”	has the meaning indicated in in Article 7 of the Loan Agreement.

“Finance Documents”

mean the Loan Documents, as defined in Article 8 (Definitions) of the Loan Agreement, the Pledge Agreement, the Supplemental Agreement, any security document entered into between the Pledgor and the Beneficiary as security for the Secured Obligations and any other documents designated as such by the Pledgor and the Beneficiary.

“Loan Agreement”	shall have the meaning indicated in the recitals of this Agreement.

“Notification Event”

means the occurrence of any of the following events: (i) a Borrower’s payment default pursuant to clause 7.1 (b) of the Loan Agreement, (ii) the acceleration of the Loans pursuant to clause 7.2(b) of the Loan Agreement or (iii) a Pledgor’s payment default under the first-demand guarantee issued on or about the date hereof in favour of the Beneficiary as security for the Secured Obligations, following receipt of a valid payment request from the Beneficiary.

“Pledged Accounts”	means collectively the Accounts, including all sub-accounts.

“Restitution Date”	has the meaning given to it in Article 5 below.

“Secured Obligations”

means all present and future, including contingent and limited obligations of the Pledgor or Borrower, or pursuant to the provisions of the Loan Agreement towards the Beneficiary, arising under or in connection with the Loan Agreement, this Pledge Agreement or any other Finance Documents, including all interest, fees, costs, penalties and expenses owing by the Pledgor to the Beneficiary under the Loan Agreement, this Pledge Agreement and any other Finance Documents to which it is a party.

“Supplemental Agreement”	means the supplemental agreement to this Pledge Agreement executed on [the date hereof by the Pledgor and the Beneficiary.

1.2                               INTERPRETATION

(a)                                                   In this Pledge Agreement, unless a contrary provision appears, a reference to:

(i)            words importing the plural shall include the singular and vice versa;

(ii)           a person is a reference to or includes its successors and assignees; and

(iii)          an agreement or document includes a reference to that agreement or document as varied or novated at any time.

(b)                                                   The headings in this Pledge Agreement are for convenience only and are to be ignored in construing this Pledge Agreement.

(c)                                                    If there is any conflict between the provisions in this Pledge Agreement and the provisions of the Loan Agreement, the provisions of the Loan Agreement shall prevail.

(d)                                                   The principles of interpretation set out in the Loan Agreement shall apply mutatis mutandis to this Pledge Agreement.

2.                                      FIRST RANKING PLEDGE

2.1                               As security for the due performance, payment and discharge in full of the Secured Obligations, the Pledgor hereby irrevocably grants to the benefit of the Beneficiary, which has accepted it, a first ranking pledge (nantissement de premier rang) over the Credit Balance in accordance with Article 2360 of the French Civil Code (Code civil)) and Article L. 521-I and sequitur of the French Commercial Code (Code de commerce) (hereinafter the “Accounts Pledge”).

2.2                               Any right of the Pledgor on the amount credited on any of the Pledged Accounts shall immediately become part of the Accounts Pledge.

2.3                               In case of enforcement of the Pledge Agreement, the Pledgor agrees that the Beneficiary will enforce the Pledge as security for the Secured Obligations, pursuant to the terms of this Pledge Agreement and shall have no recourse over the assets of the Pledgor other than the Credit Balance, in accordance with the provisions of article 2334 of the French Civil Code (Code civil).

2.4                               This Pledge Agreement shall be notified upon signature by the Beneficiary to the Accounts Holder(s) solely for perfection purposes as provided in Article 2362 of the French Civil code (Code civil), but without triggering any obligation for the Accounts Holder to pay off in the hands of the Beneficiary until the issuance of a Blocking Notice, by way of exception to the provisions of Article 2363 of the French Civil code (Code civil).

2.5                               The security interest constituted by virtue of the Pledge Agreement will not be considered extinguished and will not be affected by the punctual instalments made for payment and/or partial reimbursement of the Secured Obligations.

2.6                               The Pledgor irrevocably and definitively waives, by the execution of this Pledge Agreement, its right to require from the Beneficiary to perform or exercise any other right or security interest towards any other person, before exercising its rights under the Pledge Agreement and any right to require the Beneficiary to exercise its rights in a specific order.

3.                                      SITUATION OF THE PARTIES PRIOR TO THE DATE OF BLOCKING NOTICE

3.1                               Until the Date of Blocking Notice, the Pledgor shall be entitled to withdraw any monies standing to the credit of the Pledged Accounts and may freely dispose of any amount standing to the credit of the Pledged Accounts in accordance with and subject to the provisions of the Supplemental Agreement.

3.2                               Upon the occurrence of a Notification Event, the Beneficiary may notify any Accounts Holder of the blocking of the Pledged Accounts until further notice, in accordance with Articles 2362 and 2363 of the French Civil Code (Code civil), by sending a notice (with a copy to the Pledgor for information) in the form attached in Schedule 2 (the “Blocking Notice”).

4.                                      SITUATION OF THE PARTIES FOLLOWING THE DATE OF BLOCKING NOTICE

4.1                               From the Date of Blocking Notice, the Pledgor agrees not to dispose of any amount appearing on the credit of any of the Pledged Accounts at the Date of Blocking Notice as well as all amount that would come to be credited on the aforementioned Pledged Accounts, until the Enforcement Date or the Restitution Date, being understood that from the Date of Blocking Notice, the Pledged Account shall remain opened.

4.2                               From the Date of Blocking Notice, the Accounts Holder may not authorise any debit operation unless such debit operation (i) has been expressly agreed by the Beneficiary, (ii) is a payment of Secured Obligations or (iii) is a payment of interests, commissions and expenses owed by the Pledgor to the Accounts Holder within to its day-to-day operations.

5.                                      RESTITUTION DATE

5.1                               If the Notification Event is further remedied or waived, the Beneficiary shall promptly send a notice to the Accounts Holder(s) having received a Blocking Notice instructing them to unblock the Pledged Accounts and the provisions of Article 3.1 will apply again.

5.2                               From the date on which the Beneficiary will notify the Account Holder(s) of the unblocking of the Pledged Accounts, the Pledgor shall again be entitled to dispose of the amounts appearing on the credit of the Pledged Accounts in accordance with the Supplemental Agreement (hereinafter the “Restitution Date”).

6.                                      ENFORCEMENT OF THE PLEDGE

6.1                               Upon the occurrence of a Notification Event which is continuing, the Beneficiary shall be entitled to, in accordance with the law and subject to the provisions of Article 2360 of the French Civil Code (Code civil), allocate, in its sole discretion and without any formalities whatsoever, at any time (hereinafter, for the purpose of this paragraph, the “Enforcement Date”) the Credit Balance of the Pledged Accounts, as it will then appear, to the payment of the Secured Obligations, decreased by the amount due under the payment referred to below, as they appear in the books of the Pledgor:

•                                          checks drawn from the concerned account and dated at the latest of the Business Day preceding the Date of Blocking Notice;

•                                          transfer orders received before the Date of Blocking Notice and withdrawals presented before the Date of Blocking Notice; and

•                                          all interests, commissions and expenses owed by the Pledgor to the Accounts Holder pursuant to its day-to-day operations at the Date of Blocking Notice.

6.2                               In accordance with Article 2366 of French Civil Code (Code civil), the Beneficiary agrees to promptly repay to the Pledgor all amounts that it would have received in excess of its the amounts outstanding under the Secured Obligations, it being specified that the Parties allow set-off.

7.                                      REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR

The Pledgor expressly reiterates hereby representations and warranties of Section 1 of the Supplemental Agreement and hereby represents and warrants to the Beneficiary that, on the date of this Pledge Agreement and for the entire term of the Pledge Agreement:

7.1                               this Pledge Agreement shall constitute a non possessory first-priority perfected and enforceable security interest over the Pledged Accounts (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), subject only to the Permitted Liens, it being specified that the Pledge will only be enforceable as against the Account Holder(s) when notified to them pursuant to clause 2.4 above;

7.2                               the execution, delivery and performance by the Pledgor of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are not subject to any consents, which have not been obtained, (iii) are enforceable against Pledgor in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iv) do not violate Pledgor’s articles or certificate of incorporation, or Pledgor’s by-laws, or any law or any material agreement or instrument, which is binding upon Pledgor or its property;

7.3                               there is no action, claims or proceeding before any court or administrative authority, pending or likely to occur, that could affect the validity, applicability or the capacity of the Pledgor to perform its obligations under this Pledge Agreement;

7.4                               it is the sole and beneficial owner of the Pledged Accounts and the related Credit Balances and will remain the sole and beneficial owner of the Pledged Accounts and the related Credit Balances;

7.5                               from the entry into force of this Pledge Agreement, the Pledged Accounts and the monies that are credited in it are and will remain free of any third party right (other than those of the Accounts Holder(s)), except for the Pledge, any Permitted Lien and any adverse claim in an amount lower than USD 100,000;

7.6                               the amendments of the Secured Obligations are immediately enforceable against it, automatically and without any formalities whatsoever.  The novation shall not be presumed by the Pledgor which shall only invoke it if the Beneficiary has expressly notified its will to perform the novation;

7.7                               there will be no several and joint liability or indivisibility between any successors and assignees of the Beneficiary;

7.8                               this Pledge Agreement does not affect and will not affect in any way the nature and the scope of all the guarantees and the actual or personal commitments which may have been or would be entered into or granted by the Pledgor or any third party to which it is added or will be added;

7.9                               it will provide the Beneficiary with any information relating to the Pledged Accounts that the Beneficiary could reasonably require, including any litigation related to them;

7.10                        the Pledgor is not on the date of this Pledge Agreement (a) insolvent or (b) informed of an action or proceedings whatsoever initiated, in the course of a bankruptcy proceedings, for the purpose of requesting the suspension of payment, the dissolution or liquidation or ad hoc proceedings or the opening of a safeguard proceedings or the appointment of a mediator or a conciliator or any other similar proceedings described in the Livre Sixiéme of the French Code de Commerce or any other similar proceedings provided by any other applicable law;

7.11                        it shall refrain, in order to discharge itself from its undertakings, to invoke any modifications of the legal form of the Beneficiary, even if these modifications would result in the creation of a new legal person, provided that the Secured Obligations are validly transferred to the new legal entity;

7.12                        it shall not be discharged by:

(i)                                     any modifications to the Loan Agreement (occurring one or several times provided those do not cause a novation);

(ii)                                  the addition or the removal of new security interests, new creditors or new debtors;

(iii)                               a prorogation of the repayment date of the Loans in accordance with the provisions of the Loan Agreement;

affecting in any way the provisions of the Loan Agreement.

8.                                      COVENANTS

The Pledgor hereby covenants to the Beneficiary that:

8.1                               it will not assign, transfer or otherwise dispose of, nor suffer or permit any of the same to occur with respect to, any Pledged Account or any Credit Balance or its rights attached to such Pledged Account or such Credit Balance to the benefit of a party other than the Beneficiary, it being understood that the Pledgor is entitled to freely use any Pledged Account pursuant to Article 4.1 of this Pledge Agreement;

8.2                               it will perform all acts and execute all documents and instrument as may be necessary and as the Beneficiary may reasonably request from time to time in order to evidence, perfect, maintain or enforce the Pledge or otherwise in furtherance of the provisions of this Pledge Agreement;

8.3                               it will not create, grant or permit to subsist any pledge, charge, lien or other security over any Account or any Credit Balance, excepted any Permitted Lien ( as such term is defined in the Supplemental Agreement);

8.4                               to the extent permitted under applicable law, it will not agree to the exercise by any person other than the Beneficiary of any right, and hereby waives any right which it may have, now or hereafter, to assert or counter-claim against or with respect to any Pledged Account or any Credit Balance;

8.5                               it will furnish upon demand to the Beneficiary such information, reports and records in respect of any Account and any Credit Balance as the Beneficiary may reasonably request from time to time;

8.6                               it will not locate or permit to locate any cash received from any person whatsoever, for whatever reason, in an account other than an Account, execpt for factoring accounts which may be opened with factors from time to time in accordance with the provisions of the Supplemental Agreement and/or Excluded Accounts;

8.7                               it will not open an account either with any Account Holder or with another bank without the prior Beneficiary’s written consent unless the said account is pledged in favour of the Beneficiary pursuant to the same terms and conditions as stated in this Pledge Agreement, in such case the prior Beneficiary’s written consent is not required;

8.8                               after the occurrence of a Notification Event, it shall not close any of the Pledged Accounts without prior written notice to the Beneficiary.

9.                                      INDEMNITY

The Pledgor must indemnify, promptly on reasonable demand, the Beneficiary against any liabilities and claims incurred by or made against the Beneficiary for anything done or omitted in the reasonable exercise or purported exercise of the powers contained in this Pledge Agreement or as a result of any breach of the Pledgor of any of its obligations or undertakings in this Pledge Agreement except for any liabilities and claims incurred by, or made against, the Beneficiary caused by the gross negligence or wilful misconduct of the Beneficiary.

10.                               COSTS AND EXPENSES

The Pledgor undertakes, from time to time on demand of the Beneficiary, to indemnify the Beneficiary, in respect of all reasonable costs and expenses, incurred by the latter and/or by every attorney, manager, agent or other person appointed by it, in relation to the preparation, negotiation (including any renegotiation), perfection or enforcement of this Pledge Agreement, including legal fees and expenses, and all charges, duties, taxes or registration fees relating thereto.

11.                               DELEGATION

11.1                        The Beneficiary or any person appointed by the Beneficiary may delegate by power of attorney or in any other manner to any properly qualified person or persons any right, power, authority and discretion exercisable by the Beneficiary under this Pledge Agreement in relation to the Pledge.

11.2                        Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Beneficiary or such person appointed by the Beneficiary may think fit.

11.3                        Neither the Beneficiary nor any such person appointed by the Beneficiary will be in any way liable or responsible to the Pledgor for any loss or damage arising from any fact, default, omission or misconduct on the part of any such delegate or sub-delegate.

12.                               POWER OF ATTORNEY

12.1                        The Pledgor hereby, in order more fully to secure the performance of its obligations hereunder, appoints the Beneficiary and every person appointed by the Beneficiary hereunder to be its attorney (mandataire) acting severally, and on its behalf and in its name or otherwise, to execute and do all such assurances, acts and things which the Pledgor is required to do and fails to do under the covenants and provisions contained in this Pledge Agreement.

12.2                        The Pledgor hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in paragraph 12.1 above shall properly do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretion referred to in such paragraph.

13.                               SUCCESSORS AND ASSIGNS

13.1                        All the rights, privileges, powers and actions of the Beneficiary will ensure to the benefit of its permitted successors and assigns in accordance with clause 9.13 of the Loan Agreement.

13.2                        The Pledgor shall not assign, transfer, novate or dispose of any of, or any interest in its rights and/or obligations hereunder.

13.3                        The Beneficiary shall be entitled to assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations hereunder to a third party in accordance with the Loan Agreement.

13.4                        In the event of an assignment, a transfer, a novation or disposal of all or part of the rights and obligations by the Beneficiary which might be regarded as a novation under French law, the Beneficiary expressly reserves the rights, powers, privileges and actions that it enjoys under this Pledge Agreement in favour of its assignees or, as the case may be, its successors, in accordance with the provisions of Article 1278 of the Civil Code.

14.                               TERM AND RELEASE

14.1                        The Pledge enters into force on the date hereof and remains enforceable until the date on which effective repayment and payment of all sums due by the Borrower to the Beneficiary under the Finance Documents (including all sums that may become due from future drawings under the Finance Documents) is made and the Loan Agreement is terminated (the “Discharge Date”), it being specified that the Beneficiary shall expressly release the Pledge and all the rights of the Beneficiary under the Pledge Agreement following the Discharge Date.

14.2                        The Beneficiary undertakes to execute and remit to the Pledgor, at such Pledgor’s cost and if so requested, all certificates that the said Pledgor may reasonably request in order to confirm the above release.

15.                               MISCELLANEOUS

15.1                        The Beneficiary shall not be liable for any loss on realisation, or for any default or omission in exercising its rights hereunder.  The Pledgor alone shall be responsible for its own contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by it and the Beneficiary shall not incur any liability therefore (either to the Pledgor or any other person whatsoever) for any reason whatsoever.

15.2                        No failure to exercise, or any delay in exercising, by the Beneficiary any right or remedy under this Pledge Agreement shall operate as a waiver thereof.  Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The Beneficiary shall not assume any responsibility towards the Pledgor or its legal successors, individually or generally, due to the late exercise or failure to exercise the rights and prerogatives conferred on the Beneficiary by this Pledge Agreement. The rights and remedies provided for in this Pledge Agreement are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

15.3                        A waiver by the Beneficiary of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Beneficiary would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

15.4                        The security created by this Pledge Agreement shall be in addition to, and shall not in any way be prejudiced or affected by, and shall be without prejudice to, any other security or guarantee from time to time held by the Beneficiary in respect of the Secured Obligations or any thereof.

15.5                        In the event that one or more provisions of this Pledge Agreement is considered illegal, invalid or unenforceable, this Pledge Agreement shall be interpreted as if it did not contain that provision and the nullity or invalidity of the said provision shall not affect the validity or the performance of the other provisions of this Pledge Agreement, which shall nevertheless remain legal and valid and shall continue to be in force.

15.6                        The parties to this Pledge Agreement recognise that this Pledge Agreement has the sole objective of establishing the present security for the benefit of the Beneficiary and does not have the objective or effect of modifying the rights and obligations set out in the Supplemental Agreement.

15.7                        The Beneficiary is not liable for any losses arising from the exercise by Beneficiary of any rights or privileges under this Pledge Agreement, except in cases of voluntary or gross negligence (faute lourde ou intentionnelle).

16.                               NOTICES

All notices, demands or other communications under or in connection with this Pledge Agreement shall be in writing and may be given by letter, facsimile or other comparable means of communication:

(a)                                 to the Beneficiary, at the address specified at the head of this Pledge Agreement marked for the attention of the Directors, or to the following facsimile number                , marked for the attention of                 ;

(b)                                 to the Pledgor at the address specified at the head of this Pledge Agreement marked for the attention of the Directors, or to the following facsimile number                , marked for the attention of                ;

or (in any case) to such other address or facsimile number as the relevant party may notify to the other in accordance with this Article for such purpose.

17.                               GOVERNING LAW - JURISDICTION

17.1                        This Pledge Agreement shall be governed by and construed in all respects in accordance with French law.

17.2                        The Parties expressly and specifically accept, pursuant to Article 23 of Council Regulation n°1215/2012, to give exclusive jurisdiction to the courts within the territorial jurisdiction of the Commercial Court of Paris to settle any dispute that may arise between the Parties in connection with the construction or performance of this Pledge Agreement.

(Signatures on the next page)

This signature page refers to the Bank Account Pledge Agreement.

Executed in two (2) originals,

in Paris, on June 29th, 2015.

/s/ Michael Tuchen	/s/ James Duncan
TALEN SA	SQUARE 1 BANK
As Pledgor	As Beneficiary

Represented by:	Represented by:
duly authorized	duly authorized

Michael Tuchen

President Directeur General

SCHEDULE I

DETAILS OF EACH ACCOUNT

SCHEDULE 2

FORM OF THE LETTER OF BLOCKING NOTICE

[Letterhead of the Beneficiary]

[Debtor]

Registered letter with acknowledgment of receipt

Object: Blocking Notice pursuant to the first rank bank accounts pledge agreement dated June 29th, 2015.

Dear Sirs,

We are referring to the pledge agreement dated as of June 29th, 2015, a signed copy of which is attached thereto (the “ Pledge Agreement”), entered into between Square 1 Bank and the company TALEND SA, a société anonyme, whose registered office is at 9 rue Pages, 92150 Suresnes, France, registered with the Nanterre Registry under number in SIREN 484 I75 252 (hereinafter, the “Pledgor”), under the terms of which the Pledgor has granted to Square 1 Bank’s benefit a first rank pledge without recourse over the Credit Balance of the bank accounts opened under its name in your books (hereinafter, the “Pledged Accounts “) and which references are the following:

Pledged Account(s): [***].

In accordance with the provisions of Article 2362 of the French Civil Code (Code civil), we are notifying you the Pledge through this Blocking Notice and instructing you to block the Pledged Accounts until further notice, it being specified that the Pledged Accounts may only be debited with:

(1) On the Date of Blocking Notice:

•                                          checks drawn from the concerned account and dated at the latest of the Business Day preceding the Date of Blocking Notice;

•                                          transfer orders received before the Date of Blocking Notice and withdrawals presented before the Date of Blocking Notice; and

•                                          all interests, commissions and expenses owed by the Pledgor to the Accounts Holder pursuant to its day-to-day operations at the Date of Blocking Notice,

(2) After the Date of Blocking Notice:

•                                          debit operation expressly agreed by the Beneficiary,

•                                          payments of Secured Obligations, or

•                                          payments of interests, commissions and expenses owed by the Pledgor to the Accounts Holder pursuant to its day-to-day operations.

Yours sincerely,